As filed with the Securities and Exchange Commission on July 17, 1997.
                                                Registration No. 333-___________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                        ------------------------------

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                        ------------------------------

                             THINK New Ideas, Inc.
            (Exact name of registrant as specified in its charter)

            DELAWARE                                             95-4578104
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                      45 W. 36/th/ Street - 12/th/ floor
                           New York, New York 10018
                                (212) 629-6800
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Consulting Agreement by and between
                   THINK New Ideas, Inc. and Jason H. Pollak
                             (Full Title of Plan)

                        ------------------------------

                   Scott A. Mednick, Chief Executive Officer
                             THINK New Ideas, Inc.
                             8000 Sunset Boulevard
                                Penthouse East
                             Los Angeles, CA 90046
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)

                        ------------------------------

                                  Copies to:
                           Ralph V. De Martino, Esq.
                     De Martino Finkelstein Rosen & Virga
                               1818 N Street, NW
                           Washington, DC 20036-2492
                                (202) 659-0494

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                                              CALCULATION OF REGISTRATION FEE
==========================================================================================================================

                                                               Proposed Maximum       Proposed Maximum       Amount of
                                             Amount to       Aggregate Price Per     Aggregate Offering     Registration
  Title of Securities to be Registered     be Registered          Share (1)               Price (1)            Fee (1)
--------------------------------------------------------------------------------------------------------------------------
  Options                                      ----                 ----                    ----                ----
--------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.0001 par value(2)          350,000              $ 5.19                $ 1,816,500          $ 550.45
==========================================================================================================================

(1) Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices for the Common Stock on July 14, 1997.
(2) Represents shares of Common Stock issuable to Jason H. Pollak pursuant to the terms of the Consulting Agreement (the "Consulting Agreement") by and between THINK New Ideas, Inc. and Jason H. Pollak, which issuance is to occur on or after the time of filing and effectiveness of this Registration Statement on Form S-8. Includes the shares of Common Stock issuable upon exercise of the above-referenced options.

                                    PART I

                INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Item 1.  Plan Information.

            This Registration Statement (the "Registration Statement") relates to the issuance of common stock purchase options (the "Options") and shares of common stock, par value $.0001 per share (the "Common Stock") of THINK New Ideas, Inc. (the "Company") to Jason H. Pollak (the "Consultant") pursuant to the terms of a Consulting Agreement, dated June 30, 1997, by and between the Company and the Consultant (the "Consulting Agreement"). Pursuant to the terms of the Consulting Agreement, the Company has agreed to issue to the Consultant: (a) the Options, which are exerciseable to purchase, incrementally commencing July 31, 1997, an aggregate of 150,000 shares of Common Stock at an exercise price equal to the average closing bid price of the Common Stock for the twenty trading days immediately preceding each incremental exercise date, and (b) 350,000 shares of Common Stock (including the 150,000 shares of Common Stock issuable upon exercise of the Options) in exchange for the Consultant's providing certain marketing and consulting services to the Company. Pursuant to the terms of the Consulting Agreement, the initial term of the Consulting Agreement is twelve months, subject to termination by the Company upon delivery (30 days in advance) of written notice to the Consultant.

            The foregoing information relating to the provisions of the Consulting Agreement is intended to provide a summary thereof and does not purport to be a complete description of the Consulting Agreement. Such summary should be read in conjunction with the Consulting Agreement which has been filed as Exhibit 10 hereto and is incorporated herein by reference in its entirety.

     Item 2. Registrant Information and Employee Plan Annual Information.

            The Consultant has been provided with copies of the documents incorporated herein by reference in Part II: Item 3 hereof and has been advised by the Company in writing that such documents will continue to be available, without charge, to the Consultant upon the Consultant's written request to the Company at its offices at 45 W. 36/th/ Street, New York, New York, 10018 (Phone: 212-629-6800).

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 3. Incorporation of Documents by Reference.

            The following documents, including any amendments thereto, filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of filing such documents.

            (a) The latest prospectus filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933 (the "Securities Act") which prospectus contains the audited financial statements of the Company (File No. 333-12795).

            (b) The Company's quarterly report on Form 10-QSB for the quarter ended December 31, 1996 (File No. 000-21775);

            (c) The Company's quarterly report on Form 10-QSB for the quarter ended March 31, 1997 (File No. 000-21775);

            (d) All reports filed by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold.

     Item 4. Description of Securities.

            The Certificate of Incorporation of the Company authorizes the issuance of up to 50,000,000 shares of Common Stock, $.0001 par value per share. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to the stockholders of the Company. The holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Company, the holders of Common Stock are entitled to share ratable in all of the assets of the Company available for distribution. The Common Stock has no preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto. All outstanding shares of Common Stock are fully paid and non-assessable. The Company has not paid any dividends on its Common Stock to date.

     Item 5. Interests of Named Experts and Counsel.

            Not Applicable.

     Item 6. Indemnification of Officers and Directors.

            The Certificate of Incorporation of the Company limits the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation's certificate of incorporation may limit the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) arising under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

            The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

            INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

     Item 7. Exemption from Registration Claimed.

            Not Applicable.

     Item 8. Exhibits.

            5      Opinion of Counsel regarding legality.

            10 Consulting Agreement by and between THINK New Ideas, Inc. and Jason H. Pollak.

            23(a)  Consent of BDO Seidman, LLP

            23(b)  Consent of Counsel included in Exhibit 5.

     Item 9. Undertakings

            The Company hereby undertakes:

            A. Rule 415 Offering.
               -----------------

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed information with respect to the plan of distribution;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            B. Subsequent Exchange Act Documents Incorporated by Reference:
               -----------------------------------------------------------

            The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            C. Indemnification.
               ---------------

            (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 17, 1997.

                                  THINK New Ideas, INC.

                                  By:  /s/ Scott A. Mednick
                                       -----------------------------------------
                                       Scott A. Mednick, Chief Executive Officer

                               POWER OF ATTORNEY

            We, the undersigned officers and directors of the Company, hereby severally constitute and appoint Scott A. Mednick our true and lawful attorney-in-fact and agent, with full power to him to sign any and all amendments (including post effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all interest and purposes as we might or could do in person, ratifying and conforming all that said attorney-in-fact and agent or any of them, or his substitute or substitutes, may unlawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of July 17, 1997.

     /s/ Scott A. Mednick
     ------------------------------        Chief Executive Officer, Chairman of
     Scott A. Mednick                      the Board and Director

     /s/ Ronald Bloom
     ------------------------------        President and Director
     Ronald Bloom

     /s/ Adam Curry
     ------------------------------        Chief Technology Officer and Director
     Adam Curry

     /s/ Melvin Epstein
     ------------------------------        Chief Financial Officer
     Melvin Epstein

     /s/ Barry Wagner
     ------------------------------        Director
     Barry Wagner


     ------------------------------        Director
     Frank De Lape


     ------------------------------        Director
     Michael Ribero